Exhibit 99.1


   Genelabs Technologies Receives $1.25 Million from Affymetrix for Amendment to Non-Exclusive License for DNA Amplification Technology

REDWOOD CITY, Calif. - December 30, 2004 - Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it received $1.25 million from Affymetrix Inc. for an amendment to a non-exclusive license to Genelabs' Linker-Aided DNA Amplification technology, which is known as LADA. Affymetrix had licensed the LADA technology from Genelabs in December 2002. The amendment converts the license to a fully paid up non-exclusive license and eliminates royalties and fees that were payable under the original agreement.

The license covers U.S. patent number 6,107,023 entitled "DNA Amplification and Subtraction Techniques" and corresponding international patents. The `023 patent claims a method of amplifying nucleic acids by attaching DNA linkers of a known sequence to the ends of unknown DNA sequences which are targeted for amplification. By adding these linkers to targeted DNA molecules, users can readily design and construct primers complementary to the attached linkers and amplify the unknown, targeted DNA sequences.

"We are very pleased with this amendment, which immediately monetizes a previously existing royalty obligation to us. The amended license agreement is for certain applications of our LADA technology, which Genelabs developed to facilitate DNA amplification," stated James A.D. Smith, President and Chief Executive Officer. "We are seeking to realize additional value from our LADA intellectual property assets from other parties. At the same time, we are continuing our core focus on drug discovery and development, including Prestara as an investigational new drug for lupus and our programs to discover new treatments for hepatitis C viral infections."

Genelabs also updated its financial outlook for year-end 2004. As a result of the cash received from Affymetrix and a milestone received in November from GlaxoSmithKline, the company now expects its cash and cash equivalents to be approximately $2 million higher than the midpoint of the range previously announced. Genelabs presently expects its December 31, 2004 cash and cash equivalents to be approximately $26.5 million.

About Genelabs
Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. We are concentrating our clinical development capabilities on Prestara(TM), an investigational drug for women with systemic lupus erythematosus. We are concentrating our drug discovery capabilities on novel antiviral compounds for treatment of hepatitis C virus infections.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements, including statements regarding the ability of the company to realize additional value from the LADA and related technologies, the company's progress on drug discovery and development and the company's financial outlook, including the amount of cash and cash equivalents the company expects as of December 31, 2004. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, whether future transactions on the LADA and related technologies are consummated, disputes regarding the scope or validity of the patents pertaining to the LADA and related or unrelated technologies; whether the results of Genelabs' or Genovate's clinical trials and other supporting information will be sufficient to support the approval of Prestara(TM) by the FDA, the European Agency for Evaluation of Medicinal Products and other regulatory authorities; delays regarding the regulatory approval process including the timing and scope of approval received, if any; the possibility of delay, failure or additional expense in our research programs; possible problems which may arise in our collaboration with Gilead including decisions by Gilead to abandon, advance or delay development of Genelabs' drug candidates; unexpected expenses and Genelabs' capital requirements and history of operating losses. There can be no assurance that Genelabs will continue development of Prestara(TM) or that Genovate will not terminate or delay its clinical trial, or withhold the trial results from Genelabs. Neither U.S. nor other regulatory authorities have made a determination as to the safety or efficacy of Prestara(TM) for SLE. Please see the information appearing in the company's filings with the Securities and Exchange Commission, including the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the captions "Risk Factors," "Business Risks" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.